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                                                                   EXHIBIT 10(g)
                          MANAGEMENT SERVICES AGREEMENT


This Management Services Agreement is made and entered into as of August 7, 2000 by and between Armstrong Holdings, Inc., a Pennsylvania corporation ("Holdings") and Armstrong World Industries, Inc., also a Pennsylvania corporation ("World"), in connection with contracts made this day by Holdings with three executives.

Holdings and World are also parties to an "Affiliate Agreement" dated as of May 1, 2000 concerning, among other things, an allocation of expenses between them and non-solicitation of each other's employees. In consideration of the promises and mutual covenants, and subject to the terms and conditions hereof, Holdings and World now agree as follows:

1. Individuals holding the posts of Chief Executive Officer, President, Chief Operating Officer and Advisor to the Chairman of the Board and Chief Operating Officer shall be under contract to Holdings and such action shall not violate the "Nonsolicitation of Employees" provisions of the aforesaid Affiliate Agreement.

2. The executives of Holdings in said positions shall provide management services to World and its subsidiaries. World agrees to treat them as employees and pay or reimburse all expenses and obligations of Holdings in connection with the contracts, compensation, benefits and any severance of said individuals, including salary, bonus, other direct and indirect compensation, and any other sums due, and such individuals shall participate at World's expense in the same perquisites and benefit plans of World as heretofore available to executives in similar positions.

3. From time to time, certain employees of World may be elected to serve as officers of Holdings in Finance, Human Resources, Legal and other functions. Except to the extent such services to Holdings create additional costs or fall within the specific categories of services enumerated in the second sentence of Section 1 of said Affiliate Agreement, World shall bear all expenses related to such employees.

4. World recognizes that, because Holdings is the ultimate shareholder of World and its subsidiaries, issues relating to the business and operations of World and its subsidiaries are reviewed and analyzed by the board of directors of Holdings. Although the directors of World are not bound by the determinations of the board of directors of Holdings, World recognizes that it benefits from the analysis and deliberations of the board of directors of Holdings. Accordingly, effective July 1, 2000, World will pay or reimburse Holdings for all costs and expenses relating to Holdings' Board of Directors, including fees, travel expenses and support costs, provided that any increase in fees to Holdings' Directors must be approved by World in advance.

5. This Agreement shall be deemed an amendment of said Affiliate Agreement, and shall be subject to the same dispute resolution, limitation of liability and other provisions as provided therein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ARMSTRONG HOLDINGS INC.                     ARMSTRONG WORLD INDUSTRIES, INC.


By: _______________________________         By: _______________________________

Title: ____________________________         Title: ____________________________